QORVO, INC.

SHORT-TERM INCENTIVE PLAN

(As Amended and Restated Through May 11, 2017)

QORVO, INC.
SHORT-TERM INCENTIVE PLAN
(As Amended and Restated Through May 11, 2017)

1.	Purpose; Plan Background
The purpose of the Qorvo, Inc. Short-Term Incentive Plan, as previously amended and as it may be further amended (formerly, the Qorvo, Inc. Cash Bonus Plan) (the "Plan"), is to provide selected employees of Qorvo, Inc. and its affiliated companies (collectively, the "Company") with the opportunity to earn awards, generally in the form of short-term incentive opportunities, based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees' interests with the interests of the Company and its stockholders, and further stimulating such employees' efforts to enhance the efficiency, profitability, growth and value of the Company.

2.	Plan Administration
(a)    Administration: The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company or a subcommittee of the Committee. To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee shall be comprised of at least two members and each member of the Committee (or subcommittee of the Committee) shall be an "outside director" as defined in Code Section 162(m) and related regulations. In addition, the members of the Compensation Committee shall be deemed independent if and to the extent required under Section 10C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules of The NASDAQ Stock Market LLC or other applicable stock exchange or national securities association. In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the Plan may be taken by a written instrument signed (including any electronic signature complying with the U.S. federal ESIGN Act of 2000) by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.
(b)    Administrator Authority: Subject to the terms of the Plan and applicable laws, rules and regulations, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including, but not limited to, the authority to (i) determine all matters relating to awards, including selection of individuals to be granted awards and all terms, conditions, restrictions and limitations of an award, including payment of any award; and (ii) construe and interpret the Plan and any instruments evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's authority to grant awards and authorize payments under the Plan shall not in any way restrict the authority of the Committee to grant compensation to employees under any other compensation plan or program of the Company. The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive.

(c)    Delegation of Authority: Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees (subject to any conditions imposed by the Committee), but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid under the Plan to "covered employees" (as such term is defined in Code Section 162(m) and related regulations) to the extent such compensation is intended to qualify as "performance-based compensation" under Code Section 162(m), or as may otherwise be permitted under applicable laws, rules or regulations. In the case of any such delegation, references to the "Committee" herein shall include such designee or designees, unless the context otherwise requires. No member of the Board or the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any award paid under it. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company's certificate of incorporation and bylaws.

3.	Eligibility
The participants in the Plan (individually, a "participant," and collectively, the "participants") shall be those employees of the Company who are designated from time to time by the Committee or its designees as being eligible to participate under the Plan based on criteria established from time to time by or at the direction of the Committee. Participation in the Plan for any one performance period does not guarantee that an employee will be entitled to participate in any other performance period. For the purposes of the Plan, "performance period" shall mean a period established by the Committee during which performance shall be measured to determine if any payment will be made under the Plan. A performance period may be coincident with one or more fiscal years or fiscal quarters of the Company, or any portion thereof, and performance periods may be overlapping.

4.	Nature of Awards
Awards granted under the Plan generally shall be in the form of cash bonuses. The Committee, in the exercise of its discretion as administrator of the Plan under Section 2(b), shall have full authority to authorize the delivery of shares of the Company's common stock, options or rights to acquire the same, or other Company securities or obligations, to some or all participants as specified by the Committee in lieu of cash payments and in satisfaction, in whole or in part, of any bonus award earned under the Plan during any performance period. As applicable, shares of Company common stock and other Company securities delivered as payment or satisfaction of any bonus award earned under the Plan shall be issued under Qorvo, Inc.'s 2012 Stock Incentive Plan or any other stockholder-approved equity incentive plan (as determined by the Committee) (the "Stock Plan"), and shall be subject to the terms and conditions of such Stock Plan and any related award agreements. The value of Company common stock or other Company securities or obligations, or the process to determine such value, will be determined in accordance with the Stock Plan or as otherwise determined by the Committee. No shares of common stock or other forms of Company securities have been set aside or reserved for issuance under this Plan.

5.	Awards
(a)    Grant of Awards: At the time performance objectives are established for a performance period as provided in Section 5(b) herein, the Committee also shall assign to each participant a target dollar value short-term incentive award applicable for the particular performance period (each, a "target bonus"). A participant's award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee for a specified performance period, as provided in Section 5(b) herein. In the case of awards granted to covered employees that are intended to comply with Code Section 162(m), designation of such covered employees and such performance objectives shall be established by the Committee (i) while the outcome for the performance period is substantially uncertain, and (ii) (A) no more than 90 days after the commencement of the performance period to which the performance objective relates and (B) before 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the award will, to the extent practicable, qualify as "performance-based compensation" for purposes of Code Section 162(m)). During any fiscal year of the Company, no participant may be granted more than the maximum award limitation stated in Section 5(d) herein. The Committee may adjust awards as appropriate for partial achievement of goals, exemplary effort on the part of a participant and/or other external, extraordinary or mitigating circumstances and may also interpret and make necessary and appropriate adjustments to performance goals and the manner in which such performance goals are evaluated; provided, however, that, except as may be otherwise provided in Section 6 or Section 7, no such adjustment shall be made with respect to an award intended to qualify as performance-based compensation under Code Section 162(m) and granted under the Plan to a participant who is a "covered employee" if such adjustment would cause the award to fail to qualify as "performance-based compensation" for purposes of Code Section 162(m).
(b)    Performance Objectives: For each performance period, the Committee shall establish one or more specific performance measures and specific goals for each participant, for each group of participants or for all participants. The performance objectives established by the Committee shall be based on one or more performance measures that apply to the individual participant ("individual performance"), to a business unit or function at the Company ("business unit/function performance"), to the Company as a whole ("corporate performance"), or to any combination of individual performance, business unit/function performance or corporate performance. Without limiting the foregoing, performance goals for business unit/function performance may be set for an identifiable business group, division, segment, unit, affiliate, facility, product line, product or function (such as sales, manufacturing or research and development). If a participant's performance goals are based on a combination of individual performance, business unit/function performance and/or corporate performance, the Committee may weight the importance of each type of performance that applies to such participant by assigning a percentage to it. In the case of awards granted to participants that are intended to qualify for the performance-based compensation exception under Code Section 162(m), the performance objectives shall be objective and shall be based upon one or more of the following criteria, as determined by the Committee: (i) revenues or sales; (ii) gross margins, operating margins or profit margins; (iii) earnings (including net income or loss, operating profit, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and depreciation, earnings before interest and taxes, earnings before or after taxes, and earnings before special or extraordinary items) or earnings, income or loss per share; (iv) net bookings; (v) product production or shipments; (vi) income, net income, operating income, net operating income, net operating profit, controllable profits, pre-tax profit or operating margin; (vii) book value per share; (viii) return on stockholders' equity, return on investment, return on assets or net assets, return on capital, return on invested capital, return on sales or return on revenues; (ix) improvements in capital structure; (x) expense management; (xi) debt reduction or debt levels; (xii) maintenance or improvement of gross margins, operating margins or profit margins; (xiii) stock price or total stockholder return; (xiv) market share; (xv) profitability; (xvi) costs; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) working capital; (xix) economic wealth created; (xx) operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns, or other expense levels; (xxi) minimum cash balances, (xxii) asset turns; (xxiii) product or technological developments; and/or (xxiv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, new products, design wins, geographic business expansion, cost targets, reductions and savings, improvement in or attainment of working capital levels, productivity and efficiencies, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, workforce diversity, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices, negotiation of transactions, formation of joint ventures, research or development collaborations, completion of corporate transactions and/or execution of pre-approved corporate strategy. In addition, with respect to awards granted to participants that are not intended to qualify for the performance-based compensation exception under Code Section 162(m), the Committee may approve performance objectives based on other criteria, which may or may not be objective. The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its divisions, units, partnerships, joint venturers or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. In addition, the performance measures may be subject to adjustment as provided in Section 11(i) herein.
(c)    Earning of Awards: As soon as practicable after the end of the performance period, the Committee shall determine whether the performance goals for the performance period were achieved and, if so, at what level of achievement under specific formulae established for the performance period. If the performance goals were met for the performance period, the Committee shall determine the amount, if any, of the award earned by each participant and such award shall be paid in accordance with Section 5(e) herein (subject, however, to the limitation on awards stated in Section 5(d) herein).
(d)    Maximum Award Payable to Any One Participant: Other provisions of the Plan notwithstanding, the maximum amount of bonus awards that may be granted under the Plan to any one participant in any one fiscal year shall not exceed $5,000,000.
(e)    Payment of Awards: An award earned by a participant with respect to a performance period shall be paid to the participant following the determination of the amount, if any, of the award and, with respect to participants who are covered employees, the Committee's written certification (which may be by approval of the minutes from the meeting in which the certification was made or by a written certification signed by a duly authorized officer of the Company who attended the Committee meeting of the certifications made by the Committee in its meeting, or other approval made in accordance with Code Section 162(m)) that the participant achieved his or her performance goals. Without limiting the foregoing, awards payable under the Plan shall be paid no later than the later of (i) the 15th day of the third month following the end of the participant's first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) the 15th day of the third month following the end of the Company's first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or shall otherwise be structured in a manner to be exempt from, or in compliance with,

Code Section 409A. Notwithstanding the foregoing, when the Company reasonably anticipates that any deduction for its payment would be limited or eliminated by Code Section 162(m), such payment may be delayed until the earlier of the following: (i) the date which is as soon as reasonably practicable following the first date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by Code Section 162(m), or (ii) the date which is as soon as reasonably practicable following the end of the calendar year in which the participant separates from service, or such payment shall be otherwise structured so as to comply with Code Section 409A, related regulations and other guidance. The Committee shall not have any discretion to increase the amount of an award earned and payable pursuant to the terms of the Plan, to the extent such compensation is intended to qualify as performance-based compensation under Code Section 162(m) (except to the extent otherwise provided pursuant to Section 7 herein in the event of a change of control). The Committee shall have the unilateral discretion to reduce or eliminate the amount of an award granted to any participant, including an award otherwise earned and payable pursuant to the terms of the Plan.

6.	Termination of Employment and Other Events; Covenants
The Committee shall specify the circumstances in which awards shall be paid or forfeited in the event of termination of employment by the participant or other event prior to the end of a performance period or prior to payment of such awards. Unless otherwise determined by the Committee, if a participant dies, retires, is granted a leave of absence, or if the participant's employment is otherwise terminated (except for cause by the Company): (a) during a performance period, then a pro rata share of the participant's award based on the period of actual participation may, at the Committee's discretion, be paid to the participant after the end of the performance period if and to the extent that it would have become earned and payable had the participant's employment status not changed, and (b) after the completion of a performance period in which an award has been earned, but prior to the date of payment of such award, then such award shall be paid to the former employee participant. The Committee may require a participant, as a condition to the grant or payment of an award, to enter or have entered into agreements or covenants with the Company obligating the participant to not compete, to not interfere with the relationships of the Company with customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary such form from time to time and require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any award. For the purposes herein, termination for "cause" shall mean termination for cause under the terms of any employment, consulting, change in control or similar agreement, plan or program, if any, between the Company and the participant, or, if the participant has not entered into any such agreement, plan or program (or if any such agreement, plan or program does not define "cause"), "cause" shall have the meaning ascribed to such term under the Stock Plan.

7.	Change of Control
(a)    Notwithstanding any other provision in the Plan to the contrary, and except as may be otherwise provided in Section 7(b) herein, in the event of a "change of control" (as defined in Section 7(c)), all outstanding awards under the Plan shall be deemed to be earned at target bonus based on the assumption that any applicable performance goals were met in full; provided, however, that the amount of any such target bonus shall be reduced on a pro rata basis, so that the participant shall only receive a pro rata portion of the target bonus for each completed month of the applicable performance period which had elapsed when the change of control occurred. By way of example (and not limitation), if (i) a participant would have been entitled to a $10,000 target bonus based on attainment of applicable performance goals during a 12-month performance period, and (ii) a change of control occurs during the seventh month of the performance period, the participant shall be entitled to a $5,000 bonus (one-half of the $10,000 target bonus that would otherwise have been payable if the full performance period had elapsed), treating any applicable performance goals as being fully met. In the event of a change of control, any bonuses payable under Section 7 shall be immediately due and payable, without regard to whether such bonuses are deductible under Code Section 162(m) and without regard to whether the participant continues in service in the same position following the change of control, has a change in position or responsibility, or is terminated from employment with the Company (or successor or surviving corporation). In addition, without in any way limiting the preceding, in the event that a participant has entered into an employment agreement, change in control agreement or similar agreement, plan or program with or of the Company, the participant shall be entitled to the greater of the benefits payable upon a change of control of the Company pursuant to Section 7 herein or the respective employment agreement, change in control agreement or similar agreement, plan or program, and such employment agreement, change in control agreement or similar agreement, plan or program shall not be construed to reduce in any way the benefits otherwise payable to a participant upon the occurrence of a change of control as defined in the Plan.
(b)    Notwithstanding the provisions of Section 7(a), in the event that a change of control occurs, the Committee may, in its sole and absolute discretion, determine that any or all awards granted pursuant to the Plan shall be deemed to be earned in an amount greater than the amount of pro rata bonus payments that would otherwise be payable under Section 7(a) herein, up to the maximum bonus opportunity. In the event of a change of control, the Company or the surviving or acquiring corporation shall not take any action to reduce the awards granted pursuant to the Plan below the amount of pro rata payments that would otherwise be payable under Section 7(a) herein.
(c)    For the purposes herein, for each participant, a "change of control" shall have the definition given the term "change in control" in the participant's change in control agreement with the Company, or, if the participant has not entered into a change in control agreement with the Company, then a "change of control" shall have the meaning ascribed to such term under the Stock Plan.

8.	No Right to Employment
Nothing contained in this Plan or any action taken pursuant to the Plan shall be construed as conferring upon any participant the right or imposing upon him or her the obligation to continue in the employment of or service to the Company, nor shall it be construed as imposing upon the Company the obligation to continue the employment or service of a participant. Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a participant with respect to an award and distribution of any payment subject to an award shall terminate and be forfeited upon a participant's termination of employment or service with the Company.

9.	Amendment and Termination
The Board of Directors of the Company may amend, discontinue or terminate the Plan in whole or in part at any time, provided that (a) approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable laws, rules or regulations; and (b) except as otherwise provided in Section 5(e), no such amendment, discontinuance or termination of the Plan shall adversely affect any award earned and payable under the Plan as of the date of such amendment or termination without the participant's consent. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Section 162(m) and Code Section 409A, related regulations and other guidance), and to reduce or eliminate the amount of an award, as provided in Section 5(e).

10.	Effective Date
The Plan became effective on June 1, 2006, following approval by the Board and the stockholders of the Company as required by Code Section 162(m) and related regulations. The Plan was amended and restated effective June 20, 2011, January 1, 2015, June 9, 2016 and May 11, 2017, subject to stockholder approval if and as required by Code Section 162(m). To the extent required under Code Section 162(m), awards under the Plan granted prior to any required stockholder approval shall be conditioned upon and shall be payable only upon approval of such performance criteria by the stockholders of the Company in accordance with the requirements of Code Section 162(m).

11.	Miscellaneous
(a)    Taxes; Offset: Any tax required to be withheld by any government authority shall be deducted from each award. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant or any other person. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with awards (including any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee, in its sole discretion (but subject to applicable law), may apply any amounts payable to any participant hereunder as a setoff to satisfy any liabilities owed to the Company by the participant.
(b)    Nonassignability: Unless the Committee determines otherwise, awards and any other rights under the Plan shall not be subject to anticipation, alienation, pledge, transfer or assignment by any person entitled thereto, except by designation of a beneficiary or by will or the laws of intestate succession.
(c)    No Trust; Unfunded Plan: The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Unless the Committee determines otherwise, such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d)    Impact of Plan Award on other Plans: Awards granted pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other plan, program or arrangement provides that compensation in the form of awards payable under the Plan are to be considered as compensation thereunder, or (ii) the Committee so determines. The adoption of the Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.
(e)    Facility of Payments: If a participant or any other person entitled to receive an award under this Plan (the "recipient") shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company's obligation under the Plan with respect to such amount.
(f)    Beneficiary Designation: The Committee may permit a participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards, if any, to which the participant is otherwise entitled in the event of death. In the absence of such designation by a participant, and in the event of the participant's death, the estate of the participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.
(g)    Governing Law: The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.
(h)    Compliance with Code Section 162(m): The Company intends that compensation under the Plan payable to covered employees will, to the extent practicable, constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and related regulations, unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Code Section 162(m) and related regulations if and to the extent required. If any provision of the Plan or any award that is granted to a covered employee (in each case, other than payments to be made pursuant to Section 6 and/or Section 7 herein) does not comply or is inconsistent with the requirements of Code Section 162(m) or related regulations, such provision shall, to the extent practicable, be construed or deemed amended to the extent necessary to conform to such requirements.
(i)    Adjustments: The Committee is authorized at any time before, during or after the completion of a performance period, in its sole discretion, to adjust or modify the terms of awards or performance objectives, or specify new awards, due to extraordinary items, transactions, events or developments, or in recognition of any other unusual, nonrecurring or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, rules and regulations, accounting principles, tax rates (and interpretations thereof), business conditions or the Committee's assessment of the business strategy of the Company, in each case as determined by the Committee (provided that any adjustment or modification involving covered employees for compensation that is intended to qualify as "performance-based compensation" under Code Section 162

(m) shall be made in an objectively determinable manner and shall be subject to any applicable Code Section 162(m) restrictions). To the extent that an award is not intended to qualify as "performance-based compensation" under Code Section 162(m), the Committee may make any other adjustments or modifications to the terms of awards or performance objectives selected by the Committee. By way of example but not limitation, the Committee may provide with respect to any award that any evaluation of performance shall exclude or otherwise adjust for any specified circumstance or event that occurs during a performance period, including but not limited to circumstances or events such as the following: currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; asset impairment; significant litigation or claim judgments or settlements; any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event; the effects of stock-based compensation (including any modification charges) or other compensation; and/or any other specific unusual or infrequent events or objectively determinable category thereof.
(j)    Compliance with Code Section 409A: Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Company that the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are permitted by the Committee and structured to be in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan and/or award, as applicable, and (ii) terms used in the Plan or an award shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith.
(k)    Restrictions on Awards: Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits under the Plan or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).
(l)    Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(m)    Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(n)    Binding Effect: The Plan shall be binding upon the Company, its successors and assigns, and participants, their legal representatives, executors, administrators and beneficiaries.
[Signature Page to Follow]

This Qorvo, Inc. Short-Term Incentive Plan, as amended and restated by Qorvo, Inc., has been executed on behalf of the Company effective as of May 11, 2017.

QORVO, INC.

By: /s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer

Attest:

/s/ Jeffrey C. Howland
Jeffrey C. Howland
Secretary
[Corporate Seal]

[Signature Page to Qorvo, Inc. Short-Term Incentive Plan]